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Office of the Chief Accountant
Securities and Exchange Commission
Mail Stop 11-3
450 Fifth Street, N.W.
Washington, D.C. 20549

July 30, 2001

Dear Sir/Madam:

We have read Item 4(a) included in the Form 8-K, dated July 23 2001, of AmeriQuest Technologies, Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

ARTHUR ANDERSEN LLP






Copy to:
Mr. Jon D. Jensen
Chief Executive Officer and Chief Financial Officer
AmeriQuest Technologies, Inc.